As filed with the Securities and Exchange Commission on September 23, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AnPac Bio-Medical Science Co., Ltd.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

801 Bixing Street, Bihu County

Lishui, Zhejiang Province 323006

The People’s Republic of China

+86-578-2051-666
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2019 Share Incentive Plan

(Full title of the plan)

AnPac Technology USA Co., Ltd.

Suite 150, 3 Spring House Innovation Park

Ambler, PA 19002

(Lab-PA) 267-460-0598

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Chris Chang Yu Chairman and Chief Executive Officer AnPac Bio-Medical Science Co., Ltd. 801 Bixing Street, Bihu County Lishui, Zhejiang Province 323006 The People’s Republic of China +86-578-2051-666	Anthony W. Basch, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 East Cary Street Richmond, VA 23219 +1-804-772-5700—telephone +1-888-360-9092—facsimile

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, par value $0.01 per share	780,000	(2)	$3.55	(3)	$2,769,000	$302.10
Total(4)	780,000				$2,769,000	$302.10	(5)

(1)	These shares may be represented by the Registrant’s American deposit shares (“ADSs”), each representing one Class A ordinary share. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-234548).

(2)	Represents 780,000 Class A ordinary shares reserved for future award grants under the Amended and Restated 2019 Share Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan.

(3)	The proposed maximum offering price per share for these Class A ordinary shares, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $3.55 per ADS, the average of the high and low prices for the registrant’s ADSs as quoted on the Nasdaq Global Market on September 20, 2021 and adjusted for the Class A ordinary share-to-ADS ratio.

(4)	Any Class A ordinary share covered by an award granted under the Plan (or a portion of an award) that terminates, expires, lapses or is repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plans.

(5)	Paid herewith.

EXPLANATORY NOTE

This Registration Statement on Form S-8 filed by Anpac Bio-Medical Science Co., Ltd., a British Virgin Islands company (the “Registrant”), registers additional Class A ordinary shares, par value US$0.01 per share (the “Class A Ordinary Shares”), issuable to eligible participants under the Registrant’s 2019 Share Incentive Plan as amended on July 5, 2021. The Registrant previously registered the 2019 Share Incentive Plan on a registration statement on form S-8 on May 26, 2020 (File No. 333-238679) (the “Prior Registration Statement”).

On July 5, 2021, the Registrant’s Board of Directors (the “Board”) and the Compensation Committee of the Board approved the Amended and Restated 2019 Share Incentive Plan. The maximum number of Class A Ordinary Shares shall be 1,885,300, including (i) up to 780,000 Class A Ordinary Shares issuable under the Amended and Restated 2019 Share Incentive Plan and (ii) up to 1,105,300 Class A Ordinary Shares issuable upon exercise of outstanding options granted under the Amended and Restated 2019 Share Incentive Plan.

The Registrant is filing this Registration Statement in accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation 126.43 issued by the staff of the Securities and Exchange Commission (the “Commission”) to amend the Prior Registration Statement to register the additional Class A Ordinary Shares issuable under the Amended and Restated 2019 Share Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from the Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the year ended December 31, 2020, filed with the Commission on April 30, 2021, as amended on July 9, 2021;

(b)	The Registrant’s current reports on Form 6-K, filed with the Commission on April 30, 2021, May 27, 2021, July 22, 2021, July 23, 2021;

(c)	The description of the Registrant’s Class A Ordinary Shares and ADSs incorporated by reference in the Registrant’s registration statement on Form 8A (File No. 001-39137) filed with the Commission on November 15, 2019, including any amendment and report subsequently filed for the purpose of updating that description.

(d)	The Registrant's registration statement on Form S-8 for the 2019 Share Incentive Plan, filed with the Commission on May 26, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.   Description of Securities

Not applicable, as the class of securities offered is registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel

No expert or counsel named in this registration document as having prepared or certified any part of this registration statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.   Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. An indemnity will be void and of no effect and will not apply to a person unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

The Registrant’s third amended and restated articles of association, as registered with the Registrar of Corporate Affairs in the British Virgin Islands on January 27, 2020 (the “Articles”), provide that the Registrant shall indemnify and secure harmless every director (including alternate director appointed pursuant to the provisions of these Articles), secretary, assistant secretary, or other officer for the time being and from time to time of the Registrant (but not including the Registrant’s auditors) and the personal representatives of the same (each an “Indemnified Person”) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by an Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the British Virgin Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-234408), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s Form F-1, as amended (File No. 333-234408), also provides for indemnification by the underwriters of the Registrant, its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents and specified in the underwriting agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.   Exemption from Registration Claimed

Not applicable

Item 8.         Exhibits

See the Index to Exhibits attached hereto.

Item 9.   Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No.333-234408), initially filed with the Securities and Exchange Commission on October 31, 2019)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No.333-234408), initially filed with the Securities and Exchange Commission on November 15, 2019)

4.3	Form of Deposit Agreement dated February 3, 2020, among the Registrant, Citibank, N.A., as depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibits (a) to the registration statement on Form F-6 (File No.333-234548), initially filed with the Securities and Exchange Commission on November 7, 2019)

5.1	Opinion of Maples and Calder (Hong Kong) LLP, British Virgin Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered *

10.1	2019 Share Incentive Plan of the Registrant (incorporated herein by reference to Exhibit 10.3 to the registration statement on Form F-1, as amended (File No.333-234408), initially filed with the Securities and Exchange Commission on October 31, 2019)

10.2	English Summary of 2010 Share Incentive Plan of the Registrant (previously filed)

10.3	Amended and Restated 2019 Share Incentive Plan *

15.1	Consent of Friedman LLP, an independent registered public accounting firm (incorporated by reference to the annual report on Form 20-F filed on April 30, 2021, as amended)

15.2	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm (incorporated by reference to the annual report on Form 20-F filed on April 30, 2021, as amended)

24.1	Powers of attorney (included on signature page hereto) *

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on September 23, 2021.

AnPac Bio-Medical Science Co., Ltd.

By:	/s/ Chris Chang Yu
Name:	Chris Chang Yu
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chris Chang Yu with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on September 23, 2021.

Signature	Title

/s/ Chris Chang Yu	Chairman of the Board of Directors and Chief Executive Officer
Chris Chang Yu	(principal executive officer)

/s/ Jinqiu Tang	Chief Financial Officer
Jinqiu Tang	(principal financial and accounting officer)

/s/ Feng Guo	Director
Feng Guo

/s/ Jianhua Shao	Director
Jianhua Shao

/s/ Chao Feng	Director
Chao Feng

/s/ Pu Xing	Director
Pu Xing

/s/ Ren Luo	Director
Ren Luo

/s/ Sarah Yu	Director
Sarah Yu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of AnPac Bio-Medical Science Co., Ltd. has signed this registration statement or amendment thereto in Pennsylvania on September 23, 2021.

Authorized U.S. Representative

By:	/s/ Sharon M. Vorse-Yu
	Name:	Sharon M. Vorse-Yu
	Title:	Vice President, Technical Operations AnPac Technology USA Co., Ltd.